Exhibit 10.10


                              Employment Agreement

     THIS AGREEMENT by and between KeySpan Corporation, a New York Corporation (the "Company"), and Robert B. Catell (the "Executive"), dated as of February 24, 2005.


                           W I T N E S S E T H   T H A T

     WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the term and conditions set forth in this Agreement;

     NOW, THEREFORE, it is hereby agreed as follows:

1.   EMPLOYMENT PERIOD.

     (a) Subject to Section 4 of this Agreement, the Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period (the "Employment Period") beginning on January 1, 2005 and ending on July 31, 2006. The Company may extend the term of this Agreement for an additional period of time with the approval of the KeySpan Board of Directors (the "Board").

     (b) In the event that during the term of this agreement, KeySpan consummates a Change of Control (as such term is defined in the KeySpan Senior Executive Change of Control Severance Plan), or enters into a definitive agreement relating to a transaction which, if consummated, would constitute a Change of Control, Executive's Employment Period will be extended until a period of twenty four (24) months after the consummation of such Change of Control; provided, however, that if such definitive agreement is terminated or the Board determines that a Change of Control will not be consummated, the Employment Period shall end on the later of (i) thirty (30) days following the termination of such definitive agreement or the determination by the Board that such Change of Control will not be consummated and (ii) July 31, 2006. The period beginning with the earlier of (x) the consummation of a Change of Control or (x) the date that KeySpan enters into a definitive agreement relating to a transaction which, if consummated, would constitute a Change of Control and ending on the second anniversary of the date such Change of Control is consummated shall be referred to as the "Protection Period".

2.   POSITION AND DUTIES.

     (a) During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of the Company, and as a member of the Board. Executive will remain the Chief Executive Officer until a date determined by the Board, at which time the Board may separate the two titles and Executive will remain the Chairman of the Board.


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     (b) During the Employment  Period, and excluding any period of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business time and best efforts to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best effort to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees.

     (c) The Executive's services shall be performed primarily at the Company's headquarters in the five boroughs of New York City, or in Nassau, Suffolk or Westchester Counties of New York.

3.   COMPENSATION.

     (a) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of not less than $1,036,000, payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. The salary level shall be subject to review as part of the annual review of executive compensation by the Board.

     (b) INCENTIVE COMPENSATION. During the Employment Period, the Executive shall participate in short-term incentive compensation plans ("Annual Incentive Compensation") and/or long-term incentive compensation plans ("Long-Term Incentive Compensation") providing him with the opportunity to earn an annual incentive and long-term incentive compensation at a level subject to review and approval of the Board as part of the annual compensation review and approval process.

     (c) In the event that the Board of Directors elects to separate the Chairman and the Chief Executive Officer title into two positions, the Board shall review the Executive's total compensation package and shall make a determination with respect to the Executive's level of Annual Incentive Compensation and Long Term Incentive Compensation.

(d)  OTHER BENEFITS.

     (i) The Executive shall be entitled to the benefits described in Appendix A hereto (the "SERP").

     (ii) During the Employment Period, the Company shall provide the Executive with life insurance coverage (the "Life Insurance Coverage") providing a death benefit to such beneficiary or beneficiaries as the Executive may designate in the amount provided to him as the Chairman and Chief Executive Officer, or Chairman, under the Flexible Premium Adjustable Life Insurance Program of KeySpan Corporation or such greater amount as may be provided under the Program from time to time.


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


     (iii)In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior executives (or, where, applicable, retired senior executives) of the Company; and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, other than severance plans, practice, policies and programs but including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent as other senior executives of the company. After the Employment Period, Executive shall be entitled to participate in all plans applicable to retired senior executives of the Company.

     (e) PERQUISITES. During the Employment Period, the Executive shall be entitled to receive perquisites on the same terms and conditions as those he received from KeySpan Corporation immediately before the Employment Period including, but not limited, to the KeySpan Executive Leased Vehicle Program and the KeySpan Senior Executive Perquisite Program.

4.   TERMINATION OF EMPLOYMENT.

     (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of one hundred eighty (180) consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

     (b)  BY THE COMPANY.

     (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means conviction of the Executive of a felony under the laws of the United States or gross misconduct, which is willful and results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be


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done,  by the  Executive  in bad faith or  without  reasonable  belief  that the
Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

     (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together, with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of a majority of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

     (iii) A termination of the Executive's employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Special Board Meeting without Cause. The "Special Board Meeting Without Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination without Cause, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting without Cause. The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting without Cause by affirmative vote of a majority of the entire membership of the Board, excluding employee directors, stating that the Executive is terminated without Cause.

     (c)  GOOD REASON.

     (i) The Executive may terminate employment for Good Reason or without Good Reason. Prior to the consummation of a Change of Control, "Good Reason" means:

     (A) the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, the failure to provide the Executive with the titles required by paragraph (a) of
          Section 2 of this Agreement or with duties commensurate with such titles, as and when required by said paragraph (a), or any other


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


          action, or failure to take action, by the Company, the Board or the shareholders of the Company by the Company that results in diminution in the Executive's position as either Chairman and Chief Executive Officer or Chairman, authority, titles, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

     (B) any failure to comply with any other provision of Section 3 of this Agreement, other than an isolated, insubstantial inadvertent failure to comply with a provision of Section 3 of this Agreement that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

     (C) any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (c) of Section 2 of this Agreement;

     (D) any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

     (E) any failure by the Company to comply with paragraph (c) of Section 12 of this Agreement; or

     (F) any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

     On or following the consummation of a Change of Control, "Good Reason" means:

     (A) Executive no longer serves as a full-time executive and member of the board of directors of the parent entity resulting from the Change of Control;

     (B) any decrease in Executive's Annual Base Salary or Annual Incentive Compensation or other benefits as provided under paragraphs (d) and
          (e) of Section 3 of this agreement;

     (C) any requirement that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (c) of Section 2 of this Agreement; or

     (D) Executive's notice of termination of employment within the thirty-day period following the first anniversary of the Change of Control; provided Executive's employment actually terminates within such 30 day period.


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


     (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

     (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the Termination.

     (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination for Cause, A Notice of Termination without Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance is an attempt to enforce any right under or provision of this Agreement.

     (e) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the company notices of a termination of employment without Good Reason or Retirement, as the case may be.

5.   OBLIGATIONS OF THE COMPANY UPON TERMINATION.

     (a) BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OTHER THAN DURING THE PROTECTION PERIOD; BY THE EXECUTIVE FOR GOOD REASON OTHER THAN DURING THE
PROTECTION PERIOD. (i) If, during the Employment Period (other than during the Protection Period), the Company terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, the Company shall

          (A) pay to the Executive, in a single lump sum in cash within ten (10) days of the Date of Termination (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise 6 months after the Date of Termination), (I) the Accrued Obligations (as defined in
     Section 5(b) below), and (II) the aggregate amount of the salary and Annual Incentive Compensation that he would have received if he had remained employed for the Severance Period (as defined below)(assuming that the Annual Incentive Compensation for such period would have equaled the higher of (X) the target amounts of such Incentive Compensation as in effect immediately before the Date of Termination, (Y) the average amount of Annual Incentive Compensation for the three most recent years before the Date of Termination, or (Z) the Annual Incentive Compensation received by Executive for the year preceding the year in which the Date of Termination occurred); (B) cause the Executive to continue to accrue benefits under the SERP during the Severance period subject to the right of the Executive to receive such additional benefits accrual in lump sum, as specified in Clause (A) of paragraph (a)(i) of Section 5 above;


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


          (C) continue to provide the Executive with Life Insurance Coverage and the benefits set forth in Clause (B) of paragraph (d)(iii) of Section 3, as if he had remained employed by the Company pursuant to this Agreement during the Severance Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Section 3(d)(iii)); PROVIDED, that to the extent such benefits cannot be provided pursuant to the plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family and PROVIDED, further, that during any period when the Executives is eligible to receive welfare benefits of the type described in clause (B) of paragraph (d)(iii) of Section 3 under another employer-provided plan, the corresponding benefits provided by the Company under this paragraph (a)(i) of Section 5 may be made secondary to those provided under such other plan. For purposes of such continued accrual of benefits under the SERP, the Executive shall be considered to have remained employed for a period equal to the Severance Period, with annual compensation equal to (x) the amount required to be paid under clause
     (A)(II) of this section 5, divided by (y) the number of years and fractions thereof in the Severance Period, and then to have terminated his employment and retired; and

          (D) provide that any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable through the end of their respective terms, without regard to the termination of the Executive's Employment and all performance shares shall be deemed fully vested at target.

     (ii) For purposes of this Agreement: (A) the "Severance Period" shall mean the period from the Date of Termination through the end of the Employment Period (other than during the Protection Period);

     (b) DEATH OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is not such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within ten (10) days after the Date of Termination (to the extent permitted under
Section 409A of the Internal Revenue Code of 1986 as amended or otherwise, no later than 6 months after Date of Termination), the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount representing the Annual Incentive Compensation and Long-Term Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the target amount of such Incentive Compensation as in effect immediately before


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the  Date of  Termination,  and  multiplying  that  amount  by a  fraction,  the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant performance period; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any Annual Incentive Compensation and cash Long-Term Incentive Compensation actually earned but not yet paid for performance periods ending on or before the Date of Termination, accrued but unpaid vacation pay, and the Company shall have no further obligations under this Agreement, except as specified in Sections 3(d) above and Section 6 below.

     (c) BY THE COMPANY FOR CAUSE, BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid within ten (10) days (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise, no later than 6 months after the Date of Termination), and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within ten (10) days of the Date of Termination (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise no later than 6 months after the Date of Termination), and the Company shall have no further obligations under this Agreement, except as specified in paragraph (d) of
Section 3 above and Section 6 below.

     (d) BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY DURING THE PROTECTION PERIOD; BY THE EXECUTIVE FOR GOOD REASON DURING THE PROTECTION PERIOD. (i) If, during the Employment Period and during the Protection Period, (x) the Company terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason and (y) the Change of Control is consummated, the Company shall

          (A) pay to the Executive in a single lump sum in cash within ten (10) days of the Date of Termination (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise 6 months after the Date of Termination) an amount equal to the sum of (a) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (b) the product of (x) the higher of (i) the average of the Annual Incentive Compensation received by the Executive with respect to the three most recent years before the Date of the Change of Control (the "Highest Annual Bonus") and (ii) the Annual Incentive Compensation most recently received by the Executive and (y) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (c) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any unused and accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Executive thereto;


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


          (B) pay to the Executive an amount equal to the product of two (2) times the sum of the Executive's (x) Annual Base Salary and (y) Highest Annual Bonus, payable in a single lump sum in cash within ten (10) days of the Date of Termination (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise 6 months after the Date of Termination);

          (C) pay to the Executive an additional monthly retirement annuity calculated utilizing the assumptions below and the formulas under the Company's qualified defined benefit retirement plans (the "Retirement Plans") and any excess or supplemental retirement plans in which the Executive participates, including, without limitation, the SERP (collectively, the "SERPs"). For purposes of this calculation, the following assumptions are to be utilized: (i) the Executive's will be deemed to have worked an additional two years with Compensation as described in (iv) below with such time added as additional time for either
     (a) accrued credited service under the Employees Retirement Plan of KeySpan Energy or (b) credited service pursuant to the Retirement Income Plan of KeySpan Energy, (ii) Executive's age will be deemed to have increased by two years; (iii) Executive is deemed to be an active employee at the time of commencement of benefits; i.e. such Executive will not be a Term Vested for pension benefit calculation purposes; and (iv) Compensation to be used for the two year period is the aggregate of the Executive's Annual Salary and Highest Annual Bonus for each of the two years. This annuity will commence at the time the Executive commences to receive benefits under the Retirement Plan(s).

          (D) continue to provide, during the two year period following such termination of employment (the "Benefit Period"), the Executive with Life Insurance Coverage and the benefits set forth in Clause (B) of paragraph
     (d)(iii) of Section 3, as if he had remained employed by the Company pursuant to this Agreement during the Benefit Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in
     Section 3(d)(iii)); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

          To the extent any benefits described in this Section 5(d) cannot be provided pursuant to the appropriate plan or program maintained by the Company, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive.


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


     6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of Section 13, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Annual Incentive Plan and Long Term Incentive Compensation Plan, the SERP, the Life Insurance Coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement. Notwithstanding the foregoing, the Executive shall have no right to receive any severance pay or other severance benefits under any plan or policy of the Company or under the KeySpan Amended and Restated Senior Executive Change of Control Severance Plan.

     7. FULL STATEMENT. The Company's obligation to make payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided in the last proviso of the first sentence of Section 5(a)(C), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective business that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the course of performing his duties hereunder or with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates, or any one or more trusts established by the Company for the benefit of its employees to, or for the benefit of, the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), as amended or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of paragraph (c) of this Section 9, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the company exhausts its remedies pursuant to paragraph (c) of this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive Shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonable request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii)cooperate with the Company in good faith in order to effectively contest such claim; and

     (iv) permit the Company to participate in any proceedings relating to such claim; PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     10.  INDEMNIFICATION.

     (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of New York against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 10(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

     (c) The Company also agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the termination of his employment with his prior employer or his accepting employment with the Company, he shall be indemnified and held harmless by the Company against all cost, expense, liability and loss (including, without limitation, attorney's fees) reasonably incurred or suffered by the Executive in connection therewith.

     (d) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

11.  ATTORNEYS' FEES.

     The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

12.  SUCCESSORS.

     (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing, delivered to Executive, the obligations and liabilities of the Company hereunder shall be deemed a material breach of this Agreement.

     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consideration or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13.  MISCELLANEOUS.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:   Mr. Robert B. Catell
                                         62 Osborne Road
                                         Garden City, N.Y.  11530


                  If to the Company:    KeySpan Corporation
                                        One Metrotech Center
                                        Brooklyn, N.Y, 11201
                           Attention:   General Counsel

     or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) Notwithstanding any provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

     (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof including the Employment Agreement between the Executive and MarketSpan Corporation and as successor, the Company, dated September 10, 1998 with amendments.

     (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy

     (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.





                                                 /s/Robert B. Catell
                                                 ----------------------------
                                                 Robert B. Catell



                                                 KEYSPAN CORPORATION


                                                 By: /s/Edward D. Miller
                                                     -------------------
                                                 Name:Edward D. Miller
                                                 Title:Director

                                   APPENDIX A

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



     Pursuant to Section 3(d) of the Employment Agreement, the parties agree as follows:

         (a) Retirement Benefit.
             -------------------

     If the Executive terminates employment with the Company, he shall be eligible to receive a monthly pension, commencing on the first day of the month following such termination, equal to the excess, if any, of (i) over the sum of
(ii), (iii), (iv) and (v) as follows:


          (i) Sixty-five percent (65%) of Final Average Pay on the Executive's date of termination of employment; if his years and months of service with the Company or its predecessors is less than 25, the 65% shall be reduced in the proportion such service bears to 25.

          (ii) The amount payable monthly from the KeySpan Retirement Plan or from any successor plan thereto in which the Executive is a member, payable in the Normal Form of Benefit for this Plan, as defined in subparagraph (c) herein;

          (iii)The amount payable monthly from the KeySpan Supplemental Retirement Plan or from any successor thereto, payable in the Normal Form of Benefit for this Plan, as defined in subparagraph
               (c) herein;

          (iv) The amount payable monthly from the KeySpan Excess Benefit Plan or from any successor thereto, payable in the Normal Form of Benefit for this Plan, as defined in subparagraph (c) herein;

          (v) One-half of the monthly amount of Primary Social Security benefit to which he would be entitled or is already receiving as of the date of termination.

     (b) For purposes of this Plan, "Final Average Pay" shall mean the monthly average of base salary and Annual Incentive Compensation payable to the Executive over the 36 consecutive calendar months of employment for which such average is highest. In the event of a reduction to the Executive's annual incentive target to a level less than the highest level approved by the Compensation and Management Development Committee of the Board, the calculation of annual incentives for pension calculation purposes during the Employment Period shall be based upon the highest incentive target level during the

Executive's Employment Period and not the reduced incentive target level. For this purpose, no recognition shall be given to voluntary deferrals, Long-term Incentive Compensation or any special short term incentives. However, pursuant to the Boards adoption of the Officer Deferred Stock Unit Plan (DSU) effective April 26, 2001, compensation deferred to the DSU plan shall be considered in the calculation of Final Average Pay under this Plan.

     (c) The Normal Form of Benefit under this Plan is a 100% joint and survivor annuity with the Executive's spouse at the time of termination of employment. If he has no spouse at that time, the normal form shall be a life annuity. The Executive may elect to receive the benefits under this Plan in any other actuarially equivalent form of benefit, including a single lump sum. If the Executive elects a lump sum, it will be paid in cash within ten (10) days after the Date of Termination (to the extent permitted under Section 409A of the Internal Revenue Code of 1986 as amended or otherwise no later than 6 months after Date of Termination). For the benefit accrued during this Agreement's Employment Period, an election with respect to the form of payment must be made at least twelve months prior to the Executive's retirement.

     2. Pre-Retirement Death Benefit. In the event of the death of the Executive prior to the commencement of benefits under this Plan, his surviving spouse, if any, shall be eligible to receive a monthly pension for life commencing on the first of the month following the Executive's death equal to the benefit which would have been payable to the Executive if he had retired on the day before his death and elected a 100% joint and survivor annuity with is spouse.

     3. Disability Benefits. In the event the Executive becomes totally and permanently disabled as determined by the Company, he shall receive a monthly benefit under this Plan equal to that which would have been payable if he had terminated employment of the date of disability.

     4. Actuarial Determinations Final. The Company's independent actuarial consultant's determination under paragraphs 1, 2 and 3 shall be final and binding upon the Company and the Executive.

     5. Forfeiture of Benefits. If the Executive voluntarily terminates employment with the Company for any reason other than death or disability prior to the completion of 10 years of service, all benefits under this Plan shall be forfeited. For this purpose years of service shall include his employment with KeySpan Energy Corporation and Brooklyn Union Gas Company.

     6. Nature of Payments and Obligations. The Company shall maintain one or more grantor trusts or other funding vehicle as may be satisfactory to the Executive, which shall be sufficient at any time to pay all benefits that have accrued under the Plan. Any payment due the Executive or his surviving spouse shall be made from the assets of such trust or vehicle which, for all purposes, shall continue to be general assets of the Company. To the extent that the Executive is entitled to payments from the Company under this Plan, such right shall be that of an unsecured general creditor of the Company.